Exhibit 10.4

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) made as of the 13 day of October 2020, by and among Rail Vision Ltd., a company incorporated under the laws of Israel (the “Company”), Knorr-Bremse Systeme für Schienenfahrzeuge GmbH, a company incorporated under the laws of Germany (“KB”) and Foresight Autonomous Holdings Ltd., (“Foresight”) (KB and Foresight shall be referred to each as an “Investor” and collectively the “Investors) and the individuals listed in Schedule II attached hereto (each a “Founder”, collectively the “Founders”).

W I T N E S S E T H:

WHEREAS, the Investors, the Founders, and the Company entered into the Investors’ Rights Agreement, dated March 14, 2019 (the “Prior Agreement”); and

WHEREAS, the Investors, the Founders and the Company desire to set forth certain matters regarding the ownership of the shares of the Company, thereby amending and replacing the Prior Agreement with the provisions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree to amend and restate the Prior Agreement to read in its entirety as follows:

1	Affirmative Covenants.

1.1 Delivery of Financial Statements. The Company shall deliver to (i) each Founder, for as long as such Founder holds at least three percent (3%) of the Company’s issued and outstanding share capital (on an as-converted basis); and (ii) each Investor, for as long as such Investor, together with its Permitted Transferees (as defined in the Amended Articles (as defined below)) holds at least three percent (3%) of the Company’s issued and outstanding share capital (on an as-converted basis) (each qualified individual or entity pursuant to sub-sections (i) and (ii), a “Qualified Holder”):

1.1.1 As soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and statement of shareholder equity of the Company as of the end of such year, and consolidated statements of income and statements of cash flow of the Company for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with United States generally accepted accounting principles (“GAAP”), audited by a firm of Independent Certified Public Accountants affiliated with one of the “Big 4” international accounting firms, and accompanied by an opinion of such firm which opinion shall state that such balance sheet and statements of income and cash flow have been prepared in accordance with GAAP applied on a basis consistent with that of the preceding fiscal year, and fairly present the financial position of the Company as of their date, and that the audit by such accountants in connection with such financial statements has been made in accordance with GAAP; It is hereby clarified that if, for any reason, the Company is required to report in accordance with International Financial Accounting Standards (“IFRS”), they shall be deemed to meet the definition of “GAAP” for the purpose of this document.

1.1.2 As soon as practicable, but in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of the Company, an unaudited consolidated balance sheet of the Company as at the end of each such period and unaudited consolidated statements of income and statements of cash flow of the Company for such period and, for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form the figures for the corresponding period of the previous fiscal year, all in reasonable detail and certified, by the chief financial officer (or if none, by another executive officer) of the Company (the “CFO”), that such financial statements were prepared in accordance with GAAP applied on a basis consistent with that of preceding periods and, except as otherwise stated therein, fairly present the financial position of the Company as of their date subject to (x) there being no footnotes contained therein and (y) changes resulting from year-end audit adjustments.

1.2 Annual Budget. The management of the Company shall establish annually a comprehensive operating budget for the Company (the “Annual Budget”), in consultation with the board of directors. The Annual Budget for the following year shall include, without limitation, a forecast of the Company’s revenues and expenses and a cash position on a month-to-month basis, and shall be submitted to the Board for its approval and shall be delivered to each Qualified Holder at least thirty (30) days prior to the first day of the year covered by such Annual Budget.

1.3 Quarterly Management Report. The Company shall deliver to the Qualified Holders a quarterly management report within ten (10) days of end of each quarter (i.e. 10th of January, 10th of April, 10th of June, 10th of October of each year) in a concise form agreed by the board of directors of the Company. The management report shall describe: (i) expenditures for the quarter compared to the Annual Budget and year to date expenditures compared to the Annual Budget; (ii) activities and goals planned for the next quarter; and (iii) progress in achieving goals set out for the previous quarter.

1.4 Additional Information. Such other information relating to the financial condition, business or corporate affairs of the Company, as such Qualified Holder may from time to time reasonably request.

1.5 Visitation Rights. The Company will permit the authorized representatives of each Qualified Holder full and free access, coordinated with the Company at all reasonable times, and upon reasonable prior notice, to any of the properties of the Company and its Subsidiaries (as defined below), including its books and records to review and copy them at each Qualified Holder’s discretion, to discuss its affairs, finances and accounts with the Company’s (and the Subsidiaries) officers, auditor, accountants and legal advisors and to inspect the properties of the Company and consult with the management of the Company and auditor, for any purpose whatsoever. In addition, the Company will inform the Qualified Holders: (a) immediately upon the happening of any event reasonably likely to have a significant impact upon the Company or its business, of such event and its implications other than an event which effects the public at large or the field in which the Company operates; provided, however, that the Company will immediately inform any Qualified Holder upon the happening of an event having a material adverse effect on the Company and/or its business; and (b) such other information and data with respect to the Company, its parent or its subsidiaries or its affiliated entities as the Qualified Holders may from time to time reasonably request. This Section 1.5 shall not be in limitation of any rights which the Qualified Holders or any director appointed by any Qualified Holder may have under the applicable law. All information and visitation rights shall be subject to customary secrecy and confidentiality undertakings.

1.6 Accounting. The Company will maintain and cause each of its Subsidiaries, if any, to maintain a system of accounting established and administered in accordance with GAAP consistently applied, and will set aside on its books and cause each of its operating Subsidiaries, if any, to set aside on its books all such proper reserves as shall be required by GAAP.

1.7 Proprietary Information and Non-Competition Agreements. The Company will not employ, or continue to employ, any person who will have access to confidential information with respect to the Company and its Subsidiaries and their operations unless such person has executed and delivered a Proprietary Information and Non-Competition Agreement in the form approved by the board of directors from time to time.

1.8 Confidentiality. The Qualified Holders agree that any information obtained pursuant to Sections 1.1 and 1.2 and any other information disclosed to the Qualified Holders relating to the Company of a confidential nature will not be disclosed without the prior written consent of the Company; provided that a Qualified Holder may disclose such information to its officers, directors, employees and advisors on a need to know basis, provided that such officers, directors, employees and advisors are subject to confidentiality obligations similar to the confidentiality obligations of this Agreement, and provided further that, in connection with periodic reports to their shareholders or partners, the Qualified Holder may, without first obtaining such written consent, make general statements, not containing technical or other confidential information, regarding the nature and progress of the Company’s business; and provided further, that the Qualified Holder may provide summary information regarding the Company’s financial information in their reports to their respective shareholders or partners, but may not annex to such reports the full financial information to be provided hereunder by the Company; and provided further, however, that in the event that a Qualified Holder is required to annex financial information obtained pursuant to Section 1.1 to such reports, such Qualified Holder shall exert its reasonable efforts to avoid annexing such financial information, in a manner consistent with applicable law or regulation and practice, but to the extent that its efforts are unsuccessful, such Qualified Holder shall be entitled to annex such financial information to such reports. For the avoidance of doubt, Confidential Information shall not include any information which: (1) was in the public domain prior to the time of disclosure by the Company; (2) enters the public domain after disclosure by the Company to a Qualified Holder through no action or inaction of such Qualified Holder; (3) is already in the possession of a Qualified Holder free of any obligation of confidentiality at the time of disclosure by the Company; or (3) is required by law to be disclosed by the Qualified Holder; provided that such Qualified Holder shall use all commercially reasonable efforts to maintain the confidentiality of such disclosed information and further provided that the Qualified Holder promptly as practicable notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure. Notwithstanding the foregoing, the Qualified Holder may disclose confidential information relating to the Company to a potential acquirer of the Qualified Holder’s shares in the Company provided such potential acquirer or any of its affiliates is not a competitor of the Company and signs a confidentiality agreement, which is delivered to the Company; and further provided, however, that the Company shall not be obligated to provide access to any information if based upon advice of its legal counsel, such disclosure would adversely affect the attorney-client privilege between the Company and its counsel or if such disclosure would create any conflict of interest with the Company.

1.9 Director and Officers Insurance. Within 90 days following the date hereof, the Company will obtain and maintain, with financially sound and reputable insurers (and shall pay all premiums and maintain in full force and effect), a Directors and Officers Indemnity Insurance (“D&O”) for acts and omissions of the members of the board of directors with a coverage amount as shall be determined by the board of directors. Such D&O shall remain in effect for as long as the members of the board of directors appointed by the Qualified Holders are in office.

1.10 Employee Share Option Plan. Unless otherwise approved by the board of directors all options granted to employees under the Company’s Employee Share Option Plan shall have (i) vesting of shares over a three (3) year period, with the first thirty three and one third percent (33.3%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal quarterly installments over the following twelve (8) quarters; and (ii) a “Lock-Up” provision substantially similar to that in Subsection 2.11 herein.

1.11 Termination of Financial Information Rights. The Company’s obligation to deliver the financial statements and other information under Sections 1.1, 1.2, 1.3, 1.4 and 1.5 shall terminate and shall be of no further force or effect upon the closing of the Company’s initial public offering of its Ordinary Shares (the “IPO”). Thereafter, the Company shall deliver to the Qualified Holders, and its assignees or transferees, such financial information as the Company from time to time provides to other holders of its shares.

1.12 Subsidiaries. The provisions of this Section 1 shall apply to any Subsidiary of the Company. For purposes of this Section 1, “Subsidiary” means any corporation or entity at least a majority of whose voting securities or voting rights are at the time owned or held by the Company, or by one or more Subsidiaries, or by the Company and one or more Subsidiaries.

2	Registration. The following provisions govern the registration of the Company’s securities:

2.1 Definitions. As used herein, the following terms shall have the following meanings:

“Amended Articles” means the Amended and Restated Articles of Association of the Company, as amended from time to time.

“Excluded Registration” means (i) a registration relating to the sale or grant of securities to employees of the Company or a subsidiary pursuant to a share option, share purchase, or similar plan; or (ii) a registration relating to a SEC Rule 145 transaction.

“Form F-3” means Form F-3 under the Securities Act of 1933, as amended (the “Securities Act”), as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the Securities and Exchange Commission (“SEC”) which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Founder Registrable Securities” means (i) Ordinary Shares held by the Founders, and (ii) any Ordinary Shares issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of such shares; provided, however, that (a) any Ordinary Share that is sold in a registered sale pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 thereunder or that may be sold (as confirmed by an unqualified opinion to counsel of the Company) without restriction as to volume or otherwise pursuant to Rule 144(k) under the Securities Act; or (b) shares sold in a transaction in which the transferor’s rights under this Agreement are not assigned in accordance with the provisions herein - shall not be deemed Founder Registrable Securities.

“Holder” means any holder of outstanding Registrable Securities or shares convertible into Registrable Securities or any assignee thereof in accordance with Section 2.10 of this Agreement.

“Initiating Holders” means Holders holding more than forty percent (40%) of the Registrable Securities (which shall include the Investors, but excluding, for the avoidance of doubt, the Founder Registrable Securities), assuming for purposes of such determination the conversion of all shares convertible into Registrable Securities.

“KB” means Knorr-Bremse Systeme fur Schienenfahrzeuge GmbH, a company incorporated under the laws of Germany, and/or any of its Permitted Transferees.

“Ordinary Shares” mean ordinary shares of the Company par value NIS 0.01 each.

“Preferred Shares” mean the any class of preferred shares of the Company.

“Register”, “registered” and “registration” refer to a registration effected by filing a registration statement in compliance with the Securities Act and the declaration or ordering by the SEC of effectiveness of such registration statement, or the equivalent actions under the laws of another jurisdiction.

“Registrable Securities” means (i) all Ordinary Shares issuable upon conversion of the Preferred Shares, (ii) all Ordinary Shares issued by the Company as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) above, (iii) the Founder Registrable Securities; provided, however, that such Founder Registrable Securities shall not be deemed Registrable Securities and the Founders shall not be deemed Holders for the purposes of Sections 2.3 and 2.4 and (iv) all Ordinary Shares that the Investors may hereafter purchase pursuant to their preemptive rights, rights of first refusal or otherwise, or Ordinary Shares issued on conversion or exercise of other securities so purchased; provided, however, that any Ordinary Shares that could be distributed by the holder thereof (in accordance with applicable law) within any three (3) month period pursuant to Rule 144 promulgated under the Securities Act, if such securities then held by such Holder constitute less than one percent (1%) of the Company’s outstanding equity securities shall not be deemed to be Registrable Securities.

“Restricted Securities” means the securities of the Company required to be notated with the legend set forth in Section 2.18(a) hereof.

2.2 Incidental (“Piggy-Back”) Registration. If the Company at any time proposes to register any of its securities, other than in connection with (i) an IPO in which no Holder is selling any Registrable Securities; or (ii) a registration under Section 2.3 or Section 2.4 of this Agreement or on a form S-4 or S-8 or equivalent thereof, it shall give notice to the Holders of such intention. Upon the written request of any Holder given within twenty (20) days after receipt of any such notice, the Company shall include in such registration all of the Registrable Securities indicated in such request, so as to permit the disposition of the shares so registered. Notwithstanding any other provision of this Section 2.2, if the managing underwriter advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then there shall be excluded from such registration and underwriting to the extent necessary to satisfy such limitation, first shares held by Qualified Holders other than the Investors, and second, Founder Registrable Securities (in each case on a pro rata basis and pro rata to the respective number of Registrable Securities required by the Holders to be included in the registration); provided, however, that, notwithstanding anything to the contrary herein, the aggregate amount of Registrable Securities (other than the Founder Registrable Securities) which shall have the right to participate in any proposed registration following the IPO shall not be reduced below twenty-five percent (25%) of the aggregate amount of securities included in such offering. If the offering is the IPO, the aggregate amount of Registrable Securities may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

2.3 Form F-1 Demand Registration. At any time beginning six (6) months following the closing of an IPO and continuing until five (5) years following the closing of an IPO, the Initiating Holders may request in writing that all or part of the Registrable Securities shall be registered for trading on any securities exchange or under any market system as to which any of the Company’s Ordinary Shares are then admitted for trading. Any such demand must request the registration of shares in a minimum amount of five million United States dollars ($5,000,000). Within twenty (20) days after receipt of any such request, the Company shall give written notice of such request to the other Holders (the “Demand Notice”) and shall include in such registration all Registrable Securities held by all such Holders who wish to participate in such demand registration and provide the Company with written requests for inclusion therein within fifteen (15) days after the receipt of the Company’s notice. Thereupon, as soon as practical, and in any event within sixty days (60) the Company shall effect the registration of all Registrable Securities as to which it has received requests for registration for trading on the securities exchange specified in the request for registration; provided, however, that the Company shall not be required to effect any registration under this Section 2.3 within a period of one hundred and eighty (180) days following the effective date of a previous registration. Notwithstanding any other provision of this Section 2.3, if the managing underwriter advises the Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then such shares shall be excluded from such registration and underwriting to the extent necessary to satisfy such limitation, first shares held by Qualified Holders other than the Investors, and second, Founder Registrable Securities (if any) (in each case on a pro rata basis and pro rata to the respective number of Registrable Securities required by the Holders to be included in the registration); provided, however, that in any event all Registrable Securities must be included in such registration prior to any other shares of the Company. The Company shall not register securities for sale for its own account in any registration requested pursuant to this Section 2.3 unless permitted to do so by the Initiating Holders. The Company shall not be required to effect more than two (2) registrations under this Section 2.3. The Company shall not be required to effect a registration pursuant to this Section 2.3 if (i) the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.3 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that, in the good faith judgment of the Board, it would be seriously detrimental to the Company or its shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders under this Section 2.3, provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period or (ii) during the period starting with the date sixty (60) days prior to the Company’ s estimated date of filing of, and ending on the date six (6) months immediately following the effective date of, any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing in good faith reasonable efforts to cause such registration statement to become effective and that the Company’s estimate of the date of filing such registration statement is made in good faith. A registration shall not be counted as “effected” for purposes of this Section 2.3 until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor pursuant to Section 2.6 below, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.3; provided, that if such withdrawal is during a period the Company has deferred taking action pursuant to this Section 2.3, then the Initiating Holders may withdraw their request for registration and such registration will not be counted as “effected” for purposes of this Section 2.3. The Company shall not be required to effect a registration pursuant to this Section 2.3 in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

2.4 Form F-3 (“Shelf”) Registration. Following an IPO, in the event that the Company shall receive from any Holder or Holders a written request or requests that the Company effect a registration on Form F-3, and any related qualification or compliance, with respect to Registrable Securities where the aggregate net proceeds from the sale of such Registrable Securities equal not less than $3,000,000, the Company will within twenty (20) days after receipt of any such request give written notice of the proposed registration, and any related qualification or compliance, to all other Holders, and include in such registration all Registrable Securities held by all such Holders who wish to participate in such registration and provide the Company with written requests for inclusion therein within fifteen (15) days after the receipt of the Company’s notice. Thereupon, the Company shall effect such registration and all such qualifications and compliances as soon as practicable but in no event later than forty five (45) days from the Holder’s initial request, and as would permit or facilitate the sale and distribution of all or such portion of such Holder’ s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, if the managing underwriter advises the Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then, such shares shall be excluded from such registration and underwriting, to the extent necessary to satisfy such limitation, first shares held by Qualified Holders other than the Investors, and second, Founder Registrable Securities (if any) (in each case on a pro rata basis and pro rata to the respective number of Registrable Securities required by the Holders to be included in the registration); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.4, (i) if Form F-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $3,000,000; (iii) if the Company shall furnish to the Holders a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company or its shareholders for such Form F-3 registration statement to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 2.4; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period; (iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form F-3 pursuant to this Section 2.4; (v) during the period starting with the date sixty (60) days prior to the Company’s estimated date of filing of, and ending on the date six (6) months immediately following the effective date of, any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing in good faith reasonable efforts to cause such registration statement to become effective and that the Company’ s estimate of the date of filing such registration statement is made in good faith; or (vi) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

At the request of the Initiating Holder requesting a registration on Form F-3 (or comparable or successor form), such registration statement shall be a “shelf” registration statement for an offering to be made on a delayed or continuous basis pursuant to Rule 415 or any successor rule under the Securities Act (the “Shelf Registration Statement”).

2.5 Designation of Underwriter.

(a) The Company shall not be required under these Sections 2.2, 2.3 and 2.4 above to include any of the Holders’ securities in such underwriting unless such Holder accepts the terms of the underwriting agreement as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters pursuant to this Section 2.5) and enters into an underwriting agreement in customary form with an underwriter or underwriters selected by the Company.

(b) In the case of any registration effected pursuant to Section 2.3 or 2.4, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.3 or Section 2.4, and the Company shall include such information in the Demand Notice. The Initiating Holders and the Company shall mutually designate the managing underwriter(s) in any underwritten offering.

(c) In the case of registration effected initiated by the Company, the Company shall have the right to designate the managing underwriter in any underwritten offering.

(d) To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

2.6 Expenses. All reasonable expenses, including the reasonable fees and expenses of one counsel for the Initiating Holders which will not exceed $150,000, incurred in connection with any registration under Section 2.2, Section 2.3 or Section 2.4 shall be borne by the Company; provided, however, that each of the Holders participating in such registration shall pay its pro rata portion of discounts or commissions payable to any underwriter and stock transfer taxes. The Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 2.2, 2.3 or 2.4 if the registration request is subsequently withdrawn at the request of the Initiating Holders or any other holders of a majority of the Registrable Securities (other than, for the avoidance of doubt, the Founder Registrable Securities) included in such request for registration (other than as a result of information which is made known by the Company to the Qualified Holders after the date on which such registration was requested which could reasonably have a material adverse effect on the business or financial condition of the Company) and in which case all Initiating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration, unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 2.3.

2.7 Indemnities. In the event of any registered offering of Registrable Securities pursuant to this Section 2:

2.7.1 The Company will indemnify and hold harmless, to the fullest extent permitted by law, any Holder (and each of its director, partners and officers) and any underwriter for such Holder, and each other person, if any, who controls the Holder or such underwriter, from and against any and all losses, damages, claims, liabilities, joint or several, costs and expenses (including any amounts paid in any settlement effected with the Company’s consent) to which the Holder or any such underwriter or controlling person may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or supplemented, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading, and the Company will reimburse the Holder, such underwriter and each such controlling person of the Holder or the underwriter, promptly upon demand, for any reasonable legal or any other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; provided, however, that the Company will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished in writing by a Holder, such underwriter or such controlling persons in writing specifically for inclusion therein; provided, further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations or from its obligations under the underwriting agreement; provided, further, that the indemnity agreement contained in this subsection 2.7.1 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the selling shareholder, the underwriter or any controlling person of the selling shareholder or the underwriter, and regardless of any sale in connection with such offering by the selling shareholder. Such indemnity shall survive the transfer of securities by a selling shareholder.

2.7.2 Each Holder participating in a registration hereunder will indemnify and hold harmless the Company (and each of its directors and officers), any underwriter for the Company, and each person, if any, who controls the Company or such underwriter, from and against any and all losses, damages, claims, liabilities, costs or expenses (including any amounts paid in any settlement effected with the selling shareholder’ s consent) to which the Company or any such controlling person and/or any such underwriter may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based on (i) any untrue or alleged untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or supplemented, or (ii) the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, but, in each case, only to the extent of such information relating to such Holder and provided in writing by such Holder, and each such Holder will reimburse the Company, any underwriter and each such controlling person of the Company or any underwriter, promptly upon demand, for any reasonable legal or other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in conformity with written information furnished by such Holder specifically for inclusion therein. The foregoing indemnity agreement shall be individual and several by each Holder. The foregoing indemnity is also subject to the condition that, insofar as it relates to any such untrue statement (or alleged untrue statement) or omission (or alleged omission) made in the preliminary prospectus but eliminated or remedied in the amended prospectus at the time the registration statement becomes effective or in the final prospectus, such indemnity agreement shall not inure to the benefit of (i) the Company, (ii) any underwriter and any person, if any, controlling the Company or the Underwriter, if a copy of the Final Prospectus was not furnished (although it was required to be furnished by applicable law or agreement) to the person or entity asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the Securities Act. The foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement (or alleged untrue statement) or omission (or alleged omission) made in the preliminary prospectus but eliminated or remedied in the amended prospectus at the time the registration statement becomes effective or in the final prospectus, such indemnity agreement shall not inure to the benefit of (i) the Company or any party that controls the Company, and (ii) any underwriter, if a copy of the final prospectus was not furnished to the person or entity asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the Securities Act; provided, further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations or other obligations under the underwriting agreement; provided, further, that the indemnity agreement contained in this subsection 2.7.2 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Holders, as the case may be, which consent shall not be unreasonably withheld. In no event shall the liability of a Holder exceed the net proceeds from the offering received by such Holder.

2.7.3 Promptly after receipt by an indemnified party pursuant to the provisions of Sections 2.7.1 or 2.7.2 of notice of the commencement of any action (including any governmental action) involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said Section 2.7.1 or 2.7.2, promptly notify the indemnifying party of the commencement thereof; but the omission to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than hereunder, unless the failure to give such notice is materially prejudicing to an indemnifying party’s ability to defend such action. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, that if the defendants in any action include both the indemnified party and the indemnifying party and there is a conflict of interests which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select one separate counsel to participate in the defense of such action on behalf of such indemnified party or parties to be reasonably approved by the indemnifying party. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said Sections 2.7.1 or 2.7.2 for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed counsel in accordance with the provision of the preceding sentence, who was approved by the indemnifying party (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action and within 30 days after written notice of the indemnified party’s intention to employ separate counsel pursuant to the previous sentence, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.7.4 If recovery is not available under the foregoing indemnification provisions, for any reason other than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution to liabilities and expenses as more fully set forth in an underwriting agreement to be executed in connection with such registration. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the parties’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances. In no event shall the liability of a Holder exceed the net proceeds from the offering received by such Holder.

2.8 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as possible:

2.8.1 prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to twelve (12) months or, if sooner, until the distribution contemplated in the Registration Statement has been completed. In the event of a Shelf Registration the Company shall use its commercially reasonable efforts to keep such Shelf Registration Statement continuously effective for a period ending on the earlier to occur of (a) the latest date on which the Company may keep such Shelf Registration Statement continuously effective under Rule 415, (b) when all Registrable Securities covered by the Shelf Registration Statement are sold, or (c) at such time that Registrable Securities could be sold pursuant to Rule 144 promulgated under the Securities Act.

2.8.2 prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement.

2.8.3 furnish to the Qualified Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

2.8.4 in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, with the managing underwriter of such offering, provided that each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

2.8.5 notify each holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event that comes to its knowledge, as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

2.8.6 cause all Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

2.8.7 provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

2.8.8 furnish, at the request of any Qualified Holder requesting registration of Registrable Securities pursuant to this Section 2, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 2, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, as reasonably required for such registration, addressed to the underwriters, if any, and to the Qualified Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, as reasonably required for the purposes of such registration, addressed to the underwriters, if any, and to the Qualified Holders requesting registration of Registrable Securities.

2.9 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Investors, except where such consent is not required under the Amended Articles, in connection with an issuance of shares having rights, privileges and preferences in parity with or superior to the Shares held by the Investors, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Qualified Holders that are included; or (b) to demand registration of their securities.

2.10 Assignment of Registration Rights. Each Qualified Holder may assign its rights to cause the Company to register shares pursuant to this Section 2 to any transferee or assignee of all or any part of its Registrable Securities provided that such transfer is in accordance with the Company’s Amended Articles.

2.11 Lock-Up. In the event of an IPO, the parties hereto will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred and eighty (180) days in connection with the IPO and ninety (90) days in connection with any other offering, as is required by the underwriter in such offering) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares (whether such shares or any such securities are then owned by the shareholder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Ordinary Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Ordinary Shares or such other securities, in cash or otherwise, provided that such obligation shall only apply if the officers, directors of the Company and other shareholders who hold at least five percent (5%) of the issued and outstanding capital are subject to the same restrictions and any release from such “lock-up” will be on a pro rata basis among all such lock-up parties. The underwriters in connection with the registration statement so filed are intended third party beneficiaries of this Section 2.11 and shall have the right, power and authority to enforce the provisions hereof if they were a party hereto. The foregoing provisions of this Section shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Ordinary Shares (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

2.12 Public Information. At any time and from time to time after the earlier of the close of business on such date as (a) a registration statement filed by the Company under the Securities Act becomes effective, (b) the Company registers a class of securities under Section 12 of the United States Securities Exchange Act of 1934, as amended, or any federal statute or code which is a successor thereto (the “Exchange Act”), or (c) the Company issues an offering circular meeting the requirements of Regulation A under the Securities Act, the Company shall undertake to make publicly available such information as is necessary to enable the Qualified Holders to make sales of Registrable Securities pursuant to Rule 144. The Company shall comply with the current public information requirements of Rule 144.

2.13 Non-US Offerings. The provisions of this Section 2 shall apply, mutatis mutandis, to any registration of the securities of the Company outside of the United States.

2.14 Conditions to Registration Obligation. The Company shall not be obligated to effect the registration of Registrable Securities pursuant to this Agreement on behalf of a Holder unless such Holder consents to the following conditions:

2.14.1 conditions requiring the Holder to comply with all applicable provisions of the Securities Act and the Exchange Act, including, but not limited to, the prospectus delivery requirements of the Securities Act and Israeli law and regulations covering offering securities to the public, and to furnish to the Company information regarding sales to be made by the Holder in such public offering;

2.14.2 conditions prohibiting the Holder upon receipt of telegraphic or written notice from the Company that it is required by law to correct or update the registration statement or prospectus from effecting sales of the Registrable Securities, as applicable, until the Company has completed the necessary correction or updating;

2.14.3 conditions prohibiting the sale of Registrable Securities by such Holder, during the process of the registration until the registration statement is effective; and

2.14.4 conditions under which such Holder agrees to sell its securities on the basis provided in any customary underwriting arrangements; and

2.14.5 conditions requiring such Holder to provide relevant information and to complete and execute all reasonable and customary questionnaires, powers of attorney, indemnities, underwriting agreements, and other documents required of such Holder under the terms of customary underwriting arrangements.

2.15 Obligations of the Selling Holders. Whenever Holders are requesting registration of Registrable Securities, pursuant to this Agreement such Holders shall, subject to compliance with Section 2.14 above, as soon as possible:

2.15.1 authorize its local counsel to furnish, at the request of the Company, on or about the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such securities are being sold through underwriters, or if such securities are not being sold through underwriters, on or about the date that the registration statement with respect to such securities becomes effective, an opinion, as reasonably required for the purposes of such registration.

2.15.2 in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, and custody and power of attorney agreement, in usual and customary form, with the managing underwriter of such offering, provided that the Company shall also enter into and perform its obligations under such agreement.

2.15.3 furnish to the Company, or its counsel, such information in writing as the Company may reasonably request, as is required to be included in the registration statement and supplements to such registration statement in compliance with the provisions of the Securities Act.

2.16 No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.17 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.2, 2.3 and 2.4 shall terminate upon the earliest to occur of:

(a) the closing of a Deemed Liquidation, as such term is defined in the Amended Articles;

(b) such time after consummation of the IPO as rule 144 promulgated under the Securities Act or another similar exemption under the Securities Act is available for the offer and sale of all of such Holder’s Registrable Securities without limitation during a three-month period without registration; and

2.18 Restrictions on Transfers.

(a) All certificates representing Registrable Securities shall have endorsed thereon a legend to substantially the following effect:

“THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.”

“THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF THE COMPANY’S ARTICLES OF ASSOCIATION, AS AMENDED FROM TIME TO TIME AND ANY AGREEMENT BY AND AMONG THE HOLDER HEREOF AND THE COMPANY. A COPY OF SUCH AGREEMENTS IS ON FILE AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS.”

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.18.

(b) The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Agreement. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144; or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Section 2.18. Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 2.18(a), except that such certificate instrument, or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.19 Registration Preference. If any factors arise which require a limitation of any of the registration rights granted hereunder and are limited in the amount of securities which may be registered thereunder by the Holders, then the Holders of Preferred Shares, with respect to their Preferred Shares only, shall have preference over all other Holders of the Company with respect to the applicable registration listing and/or sale of their Preferred Shares in connection therewith.

3 Foreign Corrupt Practices Act of 1977 and Other Applicable Anti-Bribery Laws. The Company recognizes that it is beneficial to it and its shareholders to comply with the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) and other applicable anti-bribery laws, rules or regulations. Neither the Company nor any director, officer, agent, employee, or other person acting on behalf of the Company has or will, directly or indirectly, violate any provision of the FCPA or any such other applicable anti-bribery laws, rules or regulations, including: (i) use any Company funds for unlawful contributions, gifts, entertainment, or other expenses relating to political activity; (ii) make any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from Company funds; (iii) establish or maintain any unlawful or unrecorded fund of Company moneys or other assets; or (iv) make or receive any unlawful bribe, rebate, payoff, influence payment, kickback, or other payment. The Company shall promptly notify the Qualified Holders should the Company become aware of any enforcement action pursuant to the FCPA.

4 Miscellaneous.

4.1 Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

4.2 Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws’ provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved in the competent court for Tel Aviv-Jaffa district, and each of the parties hereby submits irrevocably to the jurisdiction of such court.

4.3 Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

4.4 Entire Agreement; Amendment and Waiver. This Agreement and the Schedules hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof and replace any prior understandings between the parties with respect to the subject matters hereof, including the Prior Agreement. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Company and holders of at least 50% of the Registrable Securities held by the Qualified Holders (which shall include the Investors). This Agreement may not be amended, and no provision hereof may be waived, in each case, in any way which would adversely affect the rights of the Founders hereunder in a manner disproportionate to any adverse effect such amendment or waiver would have on the rights of the other holders of Registrable Securities hereunder, without also obtaining the written consent of the majority in interest among the Founders.

4.5 Notices, etc. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be faxed or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such party’s address as set forth below or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:

if to the Investors:	Their addresses in Schedule I hereto

With a copy (which shall not constitute notice) to:
As indicated in Schedule I

if to the Founders:	Their addresses in Schedule II hereto

if to the Company:	Rail Vision Ltd.
15 Ha-Tidhar Street
Ra’anana, 4366517
Israel
Fax: +972-9-9578200
Attn: Ofer Naveh
Email: ofer@railvision.io

with a copy (which shall not constitute notice) to:

Shibolet & Co.
Facsimile: +972-3-7778444
Attn: Adv. Ido Shomrony
Email: i.shomrony@shibolet.com

or such other address with respect to a party as such party shall notify each other party in writing as above provided. Any notice sent in accordance with this Section 4.5 shall be effective (i) if mailed, seven (7) business days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via email or facsimile, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt.

4.6 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

4.7 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

4.8 Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile, scanned and delivered by email or electronic signature), each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

4.9 Aggregation of Shares. All Ordinary Shares held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement. For the purpose of this Section 4.9 “affiliated entities or persons” shall mean with respect to any entity or person or its Permitted Transferees (as such term is defined in the Amended Articles).

4.10 Termination. Without derogating from the aforementioned, in the event that the Founder or any Qualified Holder is no longer a share holder of the Company, he shall not be entitled to any of the rights granted herein under this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have signed this Amended and Restated Investors’ Rights Agreement as of the date first hereinabove set forth.

RAIL VISION LTD.

Name:	Elen Katz
Title:	Chief Executive Officer

Name:	Ofer Naveh
Title:	Chief Finance Officer

[Signature Page to IRA]

IN WITNESS WHEREOF, the parties have signed this Investors’ Rights Agreement as of the date first hereinabove set forth.

FORESIGHT AUTONOMOUS HOLDINGS LTD.

By:

Name:

Title:

[Signature Page to IRA]

IN WITNESS WHEREOF, the parties have signed this Investors’ Rights Agreement as of the date first hereinabove set forth.

Elen Joseph Katz	Shachar Hania

Yuval Isbi	Noam Teich

[Signature Page to IRA]

IN WITNESS WHEREOF, the parties have signed this Investors’ Rights Agreement as of the date first hereinabove set forth.

KNORR-BREMSE SYSTEME FÜR SCHIENENFAHRZEUGE GMBH

Name:
Title:

Name:
Title:

[Signature Page to IRA]

SCHEDULE I

THE INVESTORS

Name	Address
Knorr-Bremse Systeme für Schienenfahrzeuge GmbH

Moosacher Str. 80, 80809 München, Germany.

Notices by email shall be addressed to the attention of Christian Staby - Christian.Staby@knorr-bremse.com with copies to Dr. Danguole Hackel of Eversheds Sutherland (Germany) LLP – DanguoleHackel@eversheds-sutherland.com and to Adv. ______, which copies shall not constitute notice.

Foresight Autonomous Holdings Ltd.

SCHEDULE II

FOUNDERS

Name	Address
Elen Joseph Katz
Shachar Hania
Yuval Isbi
Noam Teich